Exhibit 99.1

Boulder Brands Announces 2013 Fourth Quarter Results

Boulder, CO (February 27, 2014) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the fourth quarter ended December 31, 2013. For the fourth quarter of 2013 compared to the equivalent period of 2012:

•	Net sales increased 11.0% to $125.5 million, operating income increased 16.9% to $13.1 million, non-GAAP operating income increased 38.8% to $16.1 million and adjusted EBITDA increased 25.5% to $22.7 million.

•	Organic net sales, which exclude the impact of licensing milk and discontinued items from our net sales in the fourth quarter of 2012, increased 15.8%. Organic consumption growth, which is growth in scanned sales at retail and excludes the impact of licensing milk and discontinued items, was 18.6%.

•	Diluted earnings per share were $0.08 in the fourth quarter of 2013, compared to $0.06 per share in the fourth quarter of 2012.

•	Excluding certain items, non-GAAP diluted earnings per share were $0.11 in the fourth quarter of 2013, compared to $0.06 in the fourth quarter of 2012.

The Company also reiterated its 2014 outlook and provided further detail for its earnings per share outlook. For 2014, the Company continues to expect net sales to be in the range of $540 million to $550 million, EBITDA to be in the range of $80 to $85 million, and adjusted EBITDA to be in the range of $89 million to $94 million. In addition, the Company updated its earnings per share outlook to be in the range of $0.39 to $0.44, compared to the Company’s initial estimate of $0.41-$0.46, to reflect updated estimates for stock-based compensation and depreciation and amortization.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We ended the year on a strong note, as we continued to see strong sales momentum in our Natural segment and improved profitability in our Smart Balance segment. Our Natural segment, which includes the Udi’s, Glutino, and Earth Balance brands, represented 65% of our total net sales and reported a strong net sales increase of 34.4%. The Natural segment continued to benefit from distribution gains with our gluten-free brands and Earth Balance spreads, nut butters and snacks.”

Commenting further, Mr. Hughes said, “Our Smart Balance segment continued to execute on its core strategies which resulted in an increase in brand profit for this segment. While organic net sales for the Smart Balance segment declined 8%, brand profit increased 24%. Despite the difficult environment for spreads, we capped the year with a more stable Smart Balance as we completed our initiative to exit certain categories that are not strategic and implemented a licensing agreement for Smart Balance Milk with Byrne Dairy. In addition, we concluded the transition to space saver packaging and gained points of distribution on spreads.”

Finally, Mr. Hughes stated, “At the end of the fourth quarter, we acquired EVOL Foods. Based in Boulder, CO, EVOL is a relatively small company but has significant growth potential as part of the Boulder Brands portfolio. EVOL is a platform growth brand, with consumer permission to expand and span multiple day parts, eating occasions and categories. This platform brand will allow us to further accelerate our growth rate and continue to diversify our business mix to high growth, natural brands. With EVOL, Boulder Brands will participate in this exciting growth opportunity with a newly defined ‘pure and simple’ food platform. Consumers are demanding pure and simple ingredients in the food they buy, with ingredient names they can pronounce. Retailers are currently in the process of renovating and rejuvenating their freezer cases with healthier alternatives. Combined with our Udi’s pizza platform, we will now offer consumers and retailers two highly disruptive solutions to a tired category. In the fourth quarter, had we owned EVOL for the full quarter, organic consumption growth excluding discontinued products would have been 20.5% compared to the 18.2% we reported.”

2013 Fourth Quarter Results

Total Company net sales in the fourth quarter of 2013 increased 11.0% to $125.5 million, compared to net sales of $113.0 million in the fourth quarter of 2012. This performance reflected strong growth from our Natural segment. Organic net sales, which exclude discontinued items and the licensing of Smart Balance Milk from our reported net sales in the fourth quarter of 2012, increased 15.8% in the fourth quarter of 2013 compared to the fourth quarter of 2012.

The chart below reconciles net sales to organic net sales for the fourth quarters of 2013 and 2012, by segment:

Reconciliation of Net Sales to Organic Net Sales – Fourth Quarter

$ in Millions	2013	2012
Natural Segment
Reported Net Sales	$82.0	$61.0

Smart Balance Segment
Reported Net Sales	43.5	52.0
Less: Milk*	-	4.3
Discontinued items*	-	0.3
Smart Balance Net Sales – Excluding Discontinued Items*	43.5	47.4
Total Company Reported Net Sales	$125.5	$113.0
Total Company Organic Net Sales*	$125.5	$108.4

*Excludes discontinued items (Bestlife Spreads and Smart Balance Butter Blends) & licensing of Smart Balance Milk

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the fourth quarters of 2013 and 2012, by the Company’s Natural and Smart Balance segments.

Segment Results – Fourth Quarter

$ in Millions	2013	Margin	2012	Margin
Net Sales:
Natural	$82.0		$61.0
Smart Balance	43.5		52.0
	$125.5		$113.0
Gross Profit
Natural	$31.1	37.9%	$26.4	43.3%
Smart Balance	20.8	47.9%	23.1	44.4%
	$51.9	41.4%	$49.5	43.8%
Brand Profit
Natural	$20.2	24.7%	$17.9	29.3%
Smart Balance	14.9	34.3%	12.1	23.2%
	$35.1	28.0%	$30.0	26.5%

Net sales for the Company’s Natural segment increased 34.4% to $82.0 million in the fourth quarter of 2013 compared to $61.0 million in the fourth quarter of 2012. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 56.9% and 15.1%, respectively, which was driven by an acceleration in distribution gains for Udi’s and continued strength in the gluten-free category. The Company’s Earth Balance portfolio registered a net sales gain of 25.1% in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Net sales for the Company’s Smart Balance segment declined 16.3% to $43.5 million in the fourth quarter of 2013 compared to $52.0 million in the fourth quarter of 2012. Net sales in this segment were negatively impacted by the licensing of Smart Balance® Milk, which began in July 2013, and to a much lesser extent the winding down of Bestlife® Spreads and Smart Balance® Butter Blends. Excluding the impact of these items, organic sales for the Smart Balance segment declined 8.2% in the fourth quarter of 2013 compared to the same period in 2012.

Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 7.2% in the fourth quarter of 2013. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in the Company’s core spreads business.

Net sales of the Company’s Smart Balance grocery products decreased 12.3% in the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily due to lower sales in the peanut butter and oil businesses. This decrease was mainly attributable to pricing and promotion activities from competitors.

Gross profit in the fourth quarter of 2013 increased 4.9% to $51.9 million, or 41.4% of net sales compared to $49.5 million, or 43.8% of net sales in the fourth quarter of 2012. While gross margin increased in the Smart Balance segment due to the licensing of milk and an improvement in gross margin for Spreadable Butter and grocery, overall gross margin was impacted by a lower gross margin in the Natural segment. In the quarter, Natural segment gross margin was impacted by continued start-up costs at the Company’s new gluten-free plant and higher first-to-market costs associated with Udi’s launch in the U.K.

Brand Profit for the Company’s Natural segment increased 12.8% to $20.2 million in the fourth quarter of 2013 from $17.9 million in last year’s quarter. The increase is primarily related to strong sales growth from the company’s gluten-free brands, Udi’s and Glutino, offset by the lower gross margin in the Natural Segment mentioned above.

Brand Profit for the Company’s Smart Balance segment increased 23.1% to $14.9 million in the fourth quarter of 2013 from $12.1 million in the previous year’s quarter primarily due to the licensing of milk, and the overall higher gross margin in the Smart Balance segment and lower marketing expense compared to the prior year’s quarter.

The table below provides a reconciliation of GAAP operating income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income to Non-GAAP Operating Income and Adjusted EBITDA – Fourth Quarter

$ in Millions	2013	2012
Operating income (loss)	$13.1	$11.2
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	1.5	0.4
Relocation charge	1.5	-
Non-GAAP operating income	16.1	11.6
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.0	4.0
Stock-based compensation expense	2.0	3.0
Subtotal	23.1	18.6
Less other expense, net	0.4	0.5
Adjusted EBITDA	$22.7	$18.1

Operating income increased to $13.1 million in the fourth quarter of 2013 compared $11.2 million in the fourth quarter of 2012. Excluding certain items, non-GAAP operating income increased to $16.1 million in the fourth quarter of 2013 compared to non-GAAP operating income of $11.6 million in the fourth quarter of 2012. The charges impacting operating income in the fourth quarter of 2013 include relocation charges, asset write-offs related to restructuring efforts associated with Udi’s facilities consolidation, and acquisition costs associated with EVOL as well as other integration-related costs. The fourth quarter of 2012 was unfavorably impacted by restructuring and integration-related costs of $0.4 million.

Fourth quarter 2013 operating income was impacted by higher depreciation and amortization of approximately $1.0 million when compared to last year’s fourth quarter.

Other expense of $0.4 million in the fourth quarter of 2013 includes foreign currency losses and other taxes. Other expense of $0.5 million in the fourth quarter of 2012 includes losses associated with commodity hedging activities, foreign currency losses and other taxes.

Adjusted EBITDA increased by 25.5% to $22.7 million in the fourth quarter of 2013 compared to $18.1 million in the prior year’s fourth quarter.

The table below provides a reconciliation of GAAP Net Income (Loss) and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings Per Share (EPS) – Fourth Quarter

	Net Income (Loss) ($Mil)		Diluted EPS ($ Per Share)
	2013	2012	2013	2012
Reported GAAP	$4.9	$3.7	$0.08	$0.06
Add back certain items:
Restructuring , acquisition and integration costs	0.8	0.3	0.02	0.01
Relocation charge	0.8	-	0.01	-
Write-off of deferred loan costs	-	0.2	-	-
Tax rate adjustment	0.2	(0.6)	-	(0.01)

Total certain items	1.8	(0.1)	0.03	-

Excluding certain items (Non-GAAP)*	$6.7	$3.6	$0.11	$0.06

*Diluted share count for Q4-13 = 63.5 million & Q4-12 = 62.1 million

Excluding the items noted above, and adjusted for a normalized tax rate of 44.4% in 2013 and 40.0% in 2012, non-GAAP net income in the fourth quarter of 2013 was $6.7 million, or $0.11 per share, compared with non-GAAP net income of $3.6 million, or $0.06 per share, in the fourth quarter of 2012.

Segments

As previously announced, with its recent acquisitions, the Company has evolved its Natural and Smart Balance segments to Natural and Balance, which aligns with the way the Company has begun to operate its business in the first quarter of 2014. In the appendix of this press release, the Company provides revised quarterly segment results for the most recent eight quarters. The two defined segments are as follows:

The “Natural” segment consists of Udi’s, Glutino and EVOL branded products. The “Balance” segment consists of Smart Balance, Earth Balance and Level Life branded products. The brands represented in the Balance segment all represent balanced nutrition, and moving Earth Balance and Smart Balance to the same segment will help leverage the synergies between these brands given they share the same core product platform with spreads and nut butters.

2014 Outlook

For 2014, the Company continues to expect net sales to be in the range of $540 million to $550 million, EBITDA to be in the range of $80 to $85 million, and adjusted EBITDA to be in the range of $89 million to $94 million. In addition, the Company updated its earnings per share outlook to be in the range of $0.39 to $0.44, compared to the initial estimate of $0.41-$0.46, to reflect updated estimates for stock-based compensation and depreciation and amortization.

The Company provided the following updates regarding its outlook for 2014:

•	The Company expects overall net sales growth in 2014 to be in in the 15% to 20% percentage range versus 2013 and organic net sales growth to be in the 13% to 18% range. The organic growth calculation excludes sales from milk during the first half of 2013 and includes the sales from EVOL Foods for the full year of 2013. The Company expects growth to be driven by increased distribution and continued velocity for Earth Balance, Udi’s and Glutino and the inclusion of EVOL on a full year basis.

•	Total net sales growth for the Natural segment is estimated to be 35% to 40%. Organic net sales growth in the Natural segment, which assumes the Company owned EVOL in both periods, is estimated to be 25% to 30%.

•	Total net sales for the Balance segment is expected to be in the range of a low-single-digit decline to a low-single-digit increase. Organic net sales for the Balance segment, excluding milk sales in 2013 given the move to license milk, is expected to increase in the low-single-digit range.

•	Gross profit margin for the year is expected to be in the 37% to 42% range as strong growth in the Natural segment will impact overall gross margin. In addition, the Company believes the impact from higher commodity prices and lower utilization will impact the gross margin more significantly in the earlier quarters and improve sequentially throughout 2014.

•	Stock-based compensation expense is expected to be approximately $9 million.

•	Capital expenditures in 2014 are expected to be approximately $20 million. The capital expenditures primarily relate to the Company’s efforts to further automate the production of gluten-free products and the automation and expansion of frozen food capacity.

•	Total depreciation and amortization is expected to be approximately $24 million.

•	Interest expense is estimated to be $17 million, reflecting a full year of increased debt levels, as a result of the borrowing incurred for the acquisition of EVOL Foods.

•	The Company’s tax rate is expected to be approximately 40% in 2014.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to drive product innovation, the loss of a significant customer, erosion of the reputation of the Company’s brands, adverse developments with respect to the sale of buttery spreads, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the Company’s obligations under its principal license agreement, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, the Company’s ability to manage its supply chain effectively, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, selling gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated excluding discontinued items (Bestlife Spreads and Smart Balance Butter Blends) and milk. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) gross profit. We have included in this press release reconciliations of organic net sales to net sales, non-GAAP operating income to GAAP operating income, adjusted EBITDA to GAAP operating income, net income excluding certain items to GAAP net income, diluted EPS excluding certain items to GAAP EPS and brand profit to gross profit. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets, EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash	$16,732	$11,509
Accounts receivable, net of allowance of: $1,111 (2013) and $656 (2012)	45,307	30,323
Accounts receivable – other	2,868	3,277
Inventories, net of reserve of: $1,473 (2013) and $648 (2012)	35,908	25,292
Prepaid taxes	7,087	3,206
Prepaid expenses and other assets	2,305	1,776
Deferred tax asset	5,832	6,201
Total current assets	116,039	81,584
Property and equipment, net	51,408	31,195
Other assets:
Goodwill	347,227	322,191
Intangible assets, net	242,296	233,691
Deferred costs, net	7,937	11,545
Investments, at cost	8,751	—
Other assets	1,825	1,748
Total other assets	608,036	569,175
Total assets	$775,483	$681,954
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$67,316	$60,702
Current portion of long-term debt	3,863	25
Total current liabilities	71,179	60,727
Long-term debt	292,344	232,890
Deferred tax liability	52,873	48,867
Contract payable	1,375	2,750
Other liabilities	1,393	1,232
Total liabilities	419,164	346,466

Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 63,913,639 and 63,194,629 issued in 2013 and 2012, respectively, and 60,222,976 and 59,503,966 outstanding in 2013 and 2012, respectively	6	6
Additional paid in capital	560,120	548,470
Accumulated deficit	(186,338)	(196,764)
Accumulated other comprehensive loss	(3,234)	(629)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	354,959	335,488
Noncontrolling interest	1,360	—
Total equity	356,319	335,488
Total liabilities and equity	$775,483	$681,954

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three months ended December 31, 2013	Three months ended December 31, 2012	Twelve Months ended December 31, 2013	Twelve Months ended December 31, 2012

Net sales	$125,504	$113,031	$461,338	$369,645
Cost of goods sold	73,592	63,521	269,291	210,752
Gross profit	51,912	49,510	192,047	158,893

Operating expenses:
Marketing	7,278	10,609	30,295	32,316
Selling	9,804	9,179	35,988	30,689
General and administrative	20,318	18,173	75,059	65,508
Restructuring, acquisition and integration-related costs	1,451	376	5,824	7,638
Total operating expenses	38,851	38,337	147,166	136,151
Operating income	13,061	11,173	44,881	22,742
Other income (expense):
Interest expense	(3,602)	(5,327)	(24,493)	(15,046)
Other income (expense), net	(441)	(465)	(1,351)	231
Total other income (expense)	(4,043)	(5,791)	(25,844)	(14,815)
Income before income taxes	9,018	5,382	19,037	7,927
Provision for income taxes	4,149	1,641	8,750	3,724
Net income	4,869	3,741	10,287	4,203
Less: Net loss attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	80	-	139	-
Net income attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$4,949	$3,741	$10,426	$4,203

Income per share:
Basic	$0.08	$0.06	$0.17	$0.07
Diluted	$0.08	$0.06	$0.17	$0.07
Weighted average shares outstanding:
Basic	59,950,838	59,455,662	59,643,102	59,133,992
Diluted	63,518,915	62,138,749	62,871,488	60,765,876
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(1,915)	(338)	(2,605)	631
Other comprehensive income (loss)	(1,915)	(338)	(2,605)	631
Comprehensive income	2,954	3,403	7,682	4,834
Less: Comprehensive loss attributable to noncontrolling interest	80	-	139	-
Comprehensive income attributable to Boulder Brands, Inc. and subsidiaries	$3,034	$3,403	$7,821	$4,834

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income	$10,287	$4,203	$9,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles	18,815	13,451	7,786
Amortization and write-off of deferred financing costs	8,027	4,078	602
Deferred income taxes	3,681	(6,137)	(1,529)
Excess tax benefit from stock-based payment arrangements	(3,782)	(2,204)	—
Stock-based compensation	9,062	11,513	4,864
Asset write-offs	2,395	—	—
Loss on disposal of property and equipment	363	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,047)	(4,016)	(1,722)
Inventories	(5,692)	(2,660)	10
Prepaid expenses and other assets	583	(1,078)	1,287
Prepaid taxes	(111)	(17)	(787)
Accounts payable and accrued expenses	3,003	10,478	9,042
Net cash provided by operating activities	33,584	27,611	29,213
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(54,997)	(126,910)	(66,112)
Purchase of investments	(8,751)	—	—
Purchase of property and equipment	(24,079)	(8,032)	(4,771)
Proceeds from disposal of property and equipment	109	—	—
Patent/trademark defense costs	(1,895)	(4,387)	(1,139)
Net cash (used in) investing activities	(89,613)	(139,329)	(72,022)
Cash flows from financing activities
Proceeds from issuance of long-term debt	302,474	250,651	68,084
Repayment of debt	(240,729)	(122,201)	(14,129)
Payments for loan costs	(4,241)	(12,933)	(1,825)
Contribution from noncontrolling interest	899	—	—
Shares withheld for payment of employee payroll taxes	(3,501)	(2,475)	—
Proceeds from exercise of stock options	2,586	—	—
Excess tax benefit from stock-based payment arrangements	3,782	2,204	—
Purchase of treasury stock	—	—	(5,147)
Net cash provided by financing activities	61,270	115,246	46,983
Effects of exchange rate changes on cash and cash equivalents	(18)	22	(55)
Net increase in cash and cash equivalents	5,223	3,550	4,119
Cash – Beginning of year	11,509	7,959	3,840
Cash – End of year	$16,732	$11,509	$7,959

The following quarterly information has been revised to reflect the change in the composition of the Company’s reportable segments. Effective January 1, 2014, the Company’s Earth Balance brand products are now reflected in what is called the Balance segment. The “Natural” segment consists of Udi’s, Glutino and EVOL branded products and the “Balance” segment consists of Smart Balance, Earth Balance and Level life branded products.

BOULDER BRANDS, INC. REVISED QUARTERLY SEGMENTS - 2013

APPENDIX (In Millions)

	Three Months Ended,				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013*
Net Sales:
Natural	$49.8	$55.0	$66.4	$66.3	$237.5
Balance	56.9	55.6	52.1	59.2	223.8
	$106.7	$110.6	$118.5	$125.5	$461.3

Gross Profit:
Natural	$18.8	$20.5	$23.7	$23.4	$86.4
Balance	26.8	25.8	24.6	28.5	105.7
	$45.6	$46.3	$48.3	$51.9	$192.1

Brand Profit:
Natural	$13.0	$12.0	$14.0	$13.9	$52.9
Balance	17.8	17.8	18.0	21.2	74.7
Total reportable segments	30.8	29.8	32.0	35.1	127.6
Less Adjustments:
General and administrative, excluding royalty expense (income), net	17.9	18.0	20.5	20.6	76.9
Restructuring, acquisition and integration-related costs	0.2	1.1	3.1	1.5	5.8
Interest expense	4.8	4.9	11.2	3.6	24.5
Other (income) expense	0.8	0.7	(0.6)	0.4	1.4

Income (loss) before income taxes	$7.1	$5.1	$(2.2)	$9.0	$19.0

*Amounts may not add due to rounding.

BOULDER BRANDS, INC. REVISED QUARTERLY SEGMENTS - 2012

APPENDIX (In Millions)

	Three Months Ended,				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Net Sales:
Natural	$15.2	$15.9	$43.2	$48.4	$122.7
Balance	64.1	60.1	58.1	64.6	246.9
	$79.3	$76.0	$101.3	$113.0	$369.6

Gross Profit:
Natural	$4.4	$4.4	$15.5	$19.6	$43.9
Balance	30.7	27.6	26.8	29.9	115.0
	$35.1	$32.0	$42.3	$49.5	$158.9

Brand Profit:
Natural	$2.3	$2.3	$9.2	$12.4	$26.2
Balance	19.3	16.9	16.2	17.6	70.0
Total reportable segments	21.6	19.2	25.4	30.0	96.2
Less Adjustments:
General and administrative, excluding royalty expense (income), net	14.0	13.2	20.2	18.5	65.9
Restructuring, acquisition and integration-related costs	(0.1)	1.7	5.7	0.3	7.6
Interest expense	1.1	1.3	7.3	5.3	15.0
Other (income) expense	0.5	(0.3)	(0.9)	0.5	(0.2)
Income (loss) before income taxes	$6.1	$3.3	$(6.9)	$5.4	$7.9